Exhibit (a)(5)(U)

Dassault Systèmes has updated its website at http://www.3ds.com/accelrys-tender-offer/.  The updated website includes the information filed herewith.
DASSAULT SYSTÈMES INDUSTRIES PRODUCT & SERVICES HOW TO BUY SUPPORT & TRAINING PARTNERS ACCELRYS TENDER OFFER Dassault Systèmes and Accelrys to Join Forces Important information On February 13, 2014, Dassault Systèmes filed with the SEC a tender offer statement on Schedule TO regarding the tender offer described on this website. The stockholders of Accelrys, Inc. (“Accelrys”) are strongly advised to read the tender offer statement (as updated and amended) filed by Dassault Systèmes because it contains important information that Accelrys’ stockholders should consider before tendering their shares. The tender offer statement and other documents filed by Dassault Systèmes and Accelrys with the SEC are available for free at the SEC’s website (http://www.sec.gov) and may be obtained at no charge by directing a request by mail to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York, 10022 or by calling (888) 750-5834. Quick Links > Text of January 30, 2014 Conference Call (pdf) > January 30, 2014 Conference Call replay > Q&A Documentation regarding the offer > Access Offer Document Contact > 3DS.Tenderoffer-Accelrys@3DS.COM Related press releases > 03-14-2014 - Dassault Systèmes Extended Tender Offer to Accelrys > 02-14-2014 Dassault Systèmes’ Tender Offer for Accelrys Commences > 01-30-2014 Dassault Systèmes and Accelrys to Join Forces READ MORE ABOUT ACCELRYS ACQUISITION About us Support & Training Connect with us Popular Links Follow us